UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 19, 2010

Noble Consolidated Industries Corp
(Exact name of registrant as specified in its charter)

Nevada	000-25523	33-08843633
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

1280 Alexandria Court
McCarran, Nevada   89343
(Address of Principal Executive Officers)   (Zip Code)

Registrant's telephone number, including area code:775-343-1000

________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations
1.01              Entry into a Material Definitive Agreements

1.   On January 19, 2010 Noble Consolidated Industries Corp (the “Registrant”) entered into a Consulting Agreement with Siskon Corp (“Siskon”) whereunder the Registrant agreed to issue and deliver two hundred and fifty thousand (250,000) common shares, par value $0.001 per share, of its capital stock to Siskon in consideration for Siskon’s assistance with respect to the identification of mine owners and operators that are producing mineralized concentrates and represent prospective customers of the Registrant’s processing facility in McCarran, NV.

2.   On January 20, 2010, the Registrant entered into a Share Distribution Agreement (the “Agreement”) with the Registrant’s wholly owned subsidiary, Noble Technologies Corp (“Noble Tech”). Pursuant to the terms of the Agreement:

•	Noble Tech will amend its authorized capital from one million (1,000,000) common shares, par value $0.001 per share, to two hundred million (200,000,000) common shares, par value $0.001 per share;
•
Noble Tech will co-operate with the Registrant in causing the subdivision of the four hundred thousand (400,000) common shares of Noble Tech currently owned by the Registrant on the basis of 152.67793 new common shares for each old common share of Noble Tech thereby resulting in a post split adjustment of the Registrant’s  ownership position in Noble Tech to sixty-one million, seventy-one thousand, one hundred and seventy-three  (61,071,173) common shares, par value $0.001 per share (the “Split Shares”), and

•
The Registrant will declare a dividend and distribute the Split Shares to the Registrant’s common shareholders of record on January 29, 2010 (the “Distribution”). The issued capital of the Registrant is sixty-one million, seventy-one thousand, one hundred and seventy-three (61,071,173) common shares, par value $0.001 per share. The Distribution will be on a share for share basis and will result in the transfer of ownership of Noble Tech from the Registrant to the common shareholders of the Registrant.

Section 8 - Other Events
8.01  Other Events

1.
On January 8th, 2010 (the “Notice Date”) the Registrant received notice of intention to convert (the “Notice”) with respect to two convertible promissory notes  issued to the Houlihan Gold Fund Limited Partnership II (“HGF LP II”) on October 13th, 2009 and December 11, 2009 (the “Notes”). The Notes are both in the principal amount of $90,000 and bear interest at the base rate of 12% per annum with a default interest rate of 18% per annum which becomes effective in the event that a scheduled payment of principal or interest is past due for 5 or more days. The Notes also grant the Holder the right to convert the whole or any part of the principal and/or interest accrued under the Notes to common shares, par value $0.001 per share, in the capital stock of the Registrant at a conversion rate of $0.45 per common share. On December 29, 2009, the Registrant was advised that HGF LP II had transferred the Notes to BP Tri-State Consultants, LLC (“BP”). The Notice directed the Registrant to convert all principal and interest due under the Notes to common shares of the Registrant. Pursuant to the terms of the Note issued on October 13, 2009, the sum of $91,420.89 was due to BP on the Notice Date. Pursuant to the terms of the Note issued on December 11, 2009, the sum of $90,946.85 was due to BP on the Notice Date. The Registrant will issue four hundred and five thousand, two hundred and sixty-two (405,262) common shares, par value $0.001 per share, of its capital stock to BP in full and complete satisfaction of an aggregate sum of $182.367.74 due to BP under the Notes.

2.
On January 21st, 2010 the Registrant received a request from the Vandeberg Law Group (“Vandeberg”) with respect to the conversion of that firm’s account in the amount of $49,209.97 (the “Vandeberg Payable”) into common shares in the capital stock of the Registrant. The Registrant agreed to issue one hundred and ten thousand, eight hundred and fifty-five (110,855) common shares of its capital stock in full and complete satisfaction of the Vandeberg Payable. The Vandeberg Payable will be converted at the same $0.45 per share basis as the Notes referred to in paragraph 1 above.

3.
On January 23rd, 2010 the Registrant received a request from Steven M. Brewer (“Brewer”) with respect to the conversion of $102,416.44 of principal and interest due to Brewer by the Registrant pursuant to the terms of a promissory note in the principal amount of $100,000 which was issued by the Registrant to Brewer on September 1, 2009 (the “Brewer Note”). The Registrant agreed to issue two hundred and twenty-seven thousand, five hundred and ninety-two (227,592) common shares of its capital stock in full and complete satisfaction of the Brewer Note. The Brewer Note will be converted at the same $0.45 per share basis as the Notes referred to in paragraph 1 and the Vandeberg Payable referred to in paragraph 2 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 25, 2010

By: /s/ Thomas E. Barton Chown
General Counsel / President